Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Reports Fourth Quarter and Full Year 2016 Financial Results

WebMD Issues 2017 Financial Guidance

WebMD Announces Exploration of Strategic Alternatives

New York, NY (February 16, 2017)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced fourth quarter and full year financial results for 2016.

“We are pleased to report fourth quarter and full year results near the high end of our expectations,” said Steve Zatz, Chief Executive Officer, WebMD. “The future of health care is undeniably tied to digital interactions and, as the leading online service for physicians and consumers, we believe that WebMD will be a vital force in shaping that future.”

Financial Highlights

For the three months ended December 31, 2016:

•	Revenue was $207.5 million, compared to $192.1 million in the prior year period, an increase of 8%. Advertising and sponsorship revenue was $171.0 million compared to $158.3 million in the prior year period. Health services revenue, which we previously reported as private portal services revenue, was $28.8 million compared to $27.2 million in the prior year period. Information services revenue was $7.7 million compared to $6.6 million in the prior year period.

•	Net income increased 32% to $36.2 million, or $0.73 per diluted share, compared to $27.5 million, or $0.60 per diluted share, in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 16% to $78.1 million, or 38% of revenue, compared to $67.4 million, or 35% of revenue, in the prior year period.

For the year ended December 31, 2016:

•	Revenue was $705.0 million compared to $636.4 million in the prior year, an increase of 11%. Advertising and sponsorship revenue was $561.3 million compared to $499.0 million in the prior year, an increase of 12%. Health services revenue, which we previously reported as private portal services revenue, was $113.9 million compared to $110.4 million in the prior year, an increase of 3%. Information services revenue was $29.8 million compared to $26.9 million in the prior year, an increase of 11%.

•	Net income increased 43% to $91.3 million, or $1.97 per diluted share, compared to $64.0 million, or $1.48 per diluted share, in the prior year.

•	Adjusted EBITDA increased 19% to $230.6 million, or 33% of revenue, compared to $193.2 million, or 30% of revenue, in the prior year.

Balance Sheet Highlights

As of December 31, 2016, WebMD had: approximately $991 million in investments and cash and cash equivalents; $1.06 billion in aggregate principal amount of convertible notes outstanding; and approximately 37.6 million shares of its common stock outstanding (including approximately 900 thousand unvested shares of restricted stock).

During the fourth quarter, the company utilized $110 million of cash to purchase 2.0 million shares of its common stock in a tender offer. The Company also utilized $1.2 million of cash to purchase approximately 24 thousand shares of its common stock under its stock repurchase program. As of December 31, 2016, approximately $45.6 million remained available for repurchases under WebMD’s stock repurchase program. Under its stock repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Traffic Highlights

Traffic to the WebMD Health Network during the fourth quarter of 2016 averaged 179.5 million unique users per month, generating 3.63 billion page views for the quarter, representing decreases of 11% and 9% in users and page views, respectively, when compared to the prior year period.

Financial Guidance

Today WebMD issued financial guidance for the first quarter and full year 2017. For the full year ending December 31, 2017, WebMD expects:

•	Revenue to be approximately $710 million to $730 million, an increase of 1% to 4% from the prior year.

¡	$580 million to $598 million of revenue is expected to be from advertising and sponsorship, an increase of 3% to 7% from the prior year. Advertising and sponsorship from biopharma customers is expected to grow 2% to 5%. Advertising and sponsorship from OTC, CPG and other customers is expected to grow 8% to 11%.

¡	$99 million to $100 million of revenue is expected to be from health services revenue, compared to $113.9 million in 2016.

¡	$31 million to $32 million of revenue is expected to be from information services, compared to $29.8 million in 2016.

•	Net income to be approximately $89.0 million to $98.0 million, or $1.97 to $2.10 per diluted share, compared to $91.3 million, or $1.97 per diluted share, in 2016.

•	Adjusted EBITDA to be approximately $233 million to $243 million, an increase of 1% to 5% from the prior year. Adjusted EBITDA, as a percentage of revenue, to be approximately 32.8% to 33.3%, compared to 32.7% in the prior year.

Mr. Zatz continued, “Our financial outlook for this year reflects ongoing uncertainty in the healthcare landscape. While we are not satisfied with the growth we are projecting at the present time for 2017, we remain positive about the longer term opportunity and believe that, as demand for digital health services continues to grow, WebMD and Medscape are uniquely positioned as the market leaders with strong brands, unparalleled engagement of consumer health and physician audiences, and a proven ability to demonstrate value to our customers.”

Based on the expected timing of delivery for customer programs, WebMD expects advertising and sponsorship revenue to be flat to slightly down in the first quarter of 2017 with growth occurring over the balance of 2017.

For the first quarter of 2017, WebMD expects:

•	Revenue to be approximately $151 million to $154 million, a decrease of 3% to 5% from the prior year period.

•	Net income to be approximately $9.8 million to $11.5 million, a decrease of approximately 27% to 38% from the prior year period.

•	Adjusted EBITDA to be approximately $38.0 million to $40.0 million, a decrease of approximately 15% to 19% from the prior year period.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Exploration of Strategic Alternatives

In a separate release issued today, WebMD announced that its Board of Directors, working together with its management team and legal and financial advisors, has commenced a process to explore and evaluate potential strategic alternatives focused on maximizing shareholder value. These alternatives could include, among other things, the sale of part or all of the Company, a merger with another party or other strategic transaction or continuing to execute on WebMD’s business plan.

J.P. Morgan Securities LLC is acting as financial advisor to the Company. Shearman & Sterling LLP is acting as legal advisor.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, OnHealth.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: explorations of possible transactions and other strategic alternatives; guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: the nature and timing of any possible transaction or other strategic alternative or of any potential benefits from any such transaction or other alternative; market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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